JETBLUE AIRWAYS REPORTS OCTOBER TRAFFIC
New York, NY (November 13, 2018) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for October 2018. Traffic in October increased 9.5 percent from October 2017, on a capacity increase of 8.9 percent.

Load factor for October 2018 was 82.9 percent, an increase of 0.5 points from October 2017. JetBlue’s preliminary completion factor was 99.4 percent and its on-time (1) performance was 78.8 percent. JetBlue continues to expect fourth quarter revenue per available seat mile (RASM) to range between 1.0 to 4.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	October 2018	October 2017	% Change
Revenue passenger miles (000)	4,057,717	3,704,188	9.5%
Available seat miles (000)	4,896,391	4,496,694	8.9%
Load factor	82.9%	82.4%	0.5 pts.
Revenue passengers	3,374,128	3,166,920	6.5%
Departures	30,215	28,760	5.1%
Average stage length (miles)	1,085	1,054	2.9%

	Y-T-D 2018	Y-T-D 2017	% Change
Revenue passenger miles (000)	42,329,148	39,416,452	7.4%
Available seat miles (000)	49,609,312	46,628,185	6.4%
Load factor	85.3%	84.5%	0.8 pts.
Revenue passengers	35,228,018	33,418,267	5.4%
Departures	305,068	294,740	3.5%
Average stage length (miles)	1,092	1,071	2.0%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 40 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

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